Exhibit 4(a).4

EXECUTION COPY

CDC BUSINESS SOLUTIONS CORPORATION

as Purchaser

DB PROFESSIONALS, INC.

as Company

SHANKAR VISWANATHAN

AND

PRABHA ANANTHANARAYANA

as Sellers

ADDENDUM NO. 1 TO STOCK PURCHASE AGREEMENT

EXECUTION COPY

ADDENDUM NO. 1 TO STOCK PURCHASE AGREEMENT

This ADDENDUM NO. 1 TO STOCK PURCHASE AGREEMENT is dated as of March 13, 2007 and is made by and among CDC Business Solutions Corporation, a company organized and existing under the laws of the state of Delaware (the “Purchaser”); DB Professionals, Inc., a company organized and existing under the laws of the state of Oregon (the “Company”); and Mr. Shankar Viswanathan having an address of 3725 N.W. Banff Drive, Portland, OR 97229 and Ms. Prabha Ananthanarayana having an address of 3725 N.W. Banff Drive, Portland, OR 97229 (collectively, the “Sellers”), all of whom may be collectively referred to herein as the “Parties” or individually as a “Party”.

WITNESSETH

WHEREAS, the Parties entered into a Stock Purchase Agreement dated June 1, 2006, (the “Agreement”) whereby Sellers sold to Purchaser and Purchaser purchased from Sellers 100% of the issued and outstanding shares of the Company upon the terms and conditions therein set forth.

WHEREAS, the Purchaser now desires that the Parties make the election provided by IRC Section 338(h)(10) with respect to the transaction specified in the Agreement, Sellers are willing to make such election in exchange for the consideration herein provided, and all the Parties desire to enter into this Addendum to Stock Purchase Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

Section 1. Definitions and Principles of Construction.

1.01 Defined Terms. As used in this Addendum, and unless the context requires a different meaning, the terms defined in the Agreement shall have the meanings defined therein, and the following terms shall have the meanings indicated:

“Addendum” shall mean this Addendum No. 1 to Stock Purchase Agreement and the exhibit hereto, as the same may be amended, supplemented, or modified from time to time pursuant to Section 8.02 hereof.

“IRC” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“IRS” means the U.S. Internal Revenue Service or any successor entity thereto.

1.02 Principles of Construction.

(a) All references in this Addendum to sections or exhibits are to sections or exhibits in or to this Addendum unless otherwise specified.

(b) The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Addendum shall refer to this Addendum as a whole and not to any particular provisions of this Addendum.

(c) The singular terms include the plural and the plural terms include the singular.

(d) The headings used in this Addendum have been inserted for convenience of reference only and do not define or limit the provisions hereof.

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Section 2. IRC §338(h)(10) Election.

On the date hereof, the Parties shall make the election provided by IRC §338(h)(10) with respect to the transaction specified in the Agreement. To accomplish that purpose, concurrently with the execution hereof, the Parties shall properly complete, execute, and deliver to Purchaser, a fully-executed and completed IRC Form 8023 (the “Form 8023”) in a form approved by all the Parties, such approval not to be unreasonably withheld or delayed, together with such additional information and/or documentation that Purchaser may reasonably request, and, immediately thereafter, and in no event later than March 15, 2007, Purchaser shall file such form with the IRS.

Section 3. Purchaser Payment, Seller Payment, Representations, Warranties and Indemnity.

(a) Concurrently with the execution hereof, Purchaser shall pay to Sellers the sum of $815,000 (the “338 Payment”). Such 338 Payment to Sellers shall be apportioned between Sellers in the manner provided in Section 2.02(d) of the Agreement and paid to them by wire transfer pursuant to written wire transfer instructions Sellers have provided to Purchaser.

(b) Sellers each hereby represent, warrant, covenant and agree that they shall timely and completely pay all tax liabilities which may become due and payable by them as a result of the transactions contemplated by this Addendum.

(c) Purchaser shall indemnify Sellers, and each of them, and shall hold each of Sellers harmless for, from, and against any and all Loss or liability suffered, incurred, or sustained by Sellers or either of them resulting from, arising out of, or associated with any tax, penalty, and/or interest they, or either of them, may incur or become legally obligated to pay to any governmental authority which arises as a result of making the IRC Section 338(h)(10) election as specified in Section 2 above which they would not have incurred or become obligated to pay if such election had not been made and which exceeds $815,000; provided, however, that Purchaser shall not be obligated to so indemnify and hold Sellers harmless from any such Loss and/or liability to the extent such liability arises as a result of any failure of Sellers, either of them or any of their representatives or agents to properly and timely file all tax returns they are required by law to file and/or to pay all taxes they are required by law to pay.

(d) Sellers shall indemnify Purchaser and shall each hold the Purchaser harmless for, from, and against any and all Loss or liability suffered, incurred, or sustained by Purchaser resulting from, arising out of, or associated with: (i) any failure by the Sellers to fully and completely perform their obligations hereunder; and (ii) any failure on the part of Sellers to pay any taxes which may become due and payable by them as a result of the transactions contemplated by this Addendum.

Section 4. Allocation of the Total Consideration.

The Parties allocate the Total Consideration in the manner specified on Exhibit A attached hereto and incorporated herein by this reference.

Section 5. Acceleration of Payment of the Second Cash Installment.

(a) If on April 5, 2007, and on any date thereafter which is five (5) days after the Company’s normal payroll date, the Company has cash on hand in deposit account XXXXXXXX with Washington Mutual Bank (the “Bank Account”) in excess of $300,000, the Company shall be obligated to pay to Sellers from the Bank Account the amount of such cash in excess of $300,000 as a part

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payment of the Second Cash Installment (each an “Part Payment” and collectively, the “Part Payments”) on the Second Cash Installment (currently having an aggregate total value of $1,400,000); provided, however, that in no event shall the Part Payments paid to Sellers pursuant to this Section 5 exceed the lesser of: (i) the amount of the Second Cash Installment owing to Sellers by Purchaser under the Agreement; or (ii) the total remaining amounts owed to Sellers by Purchaser under the Agreement. Purchaser is not currently aware of any reason why the full amount of the Second Cash Installment is not owing to Sellers under the Agreement. Seller shall deliver to Purchaser’s legal counsel (via electronic mail (to donnovajosky@cdcsoftware.com), prior to receiving each Part Payment, a written notice of Sellers’ intent to withdraw such Part Payment signed and notarized by each Seller. Subject to the satisfaction of the notification provision provided in the previous sentence, Purchaser authorizes Sellers to withdraw from the Company the Part Payments of the Second Cash Installment which the Company becomes obligated to pay to Sellers pursuant to this Section 5(a). To the extent the Second Cash Installment is received by Sellers in whole or in part from the Part Payments pursuant to this Section 5, the aggregate of such Part Payments shall fulfill Purchaser’s obligations under the Agreement to make such Second Cash Installment payment to the extent of the total amount of the Part Payments so received by Sellers. Until the Second Cash Installment has been paid in full, Purchaser shall not take any action to reduce the amount of cash on hand in the Bank Account other than withdrawals in the ordinary course of the business of the Company as it has been operated since the date of the Agreement.

(b) The opportunity provided by this Section 5 for Sellers to receive payment of the Second Cash Installment in advance of the date it would otherwise be due is a part of the consideration given to Sellers in exchange for their agreement to make the IRC Section 338(h)(10) election as specified in Section 2 above.

Section 6. Purchaser to Pay Sellers’ Accountants’ and Attorneys’ Fees.

Subject to the limitations set forth in this Section 6, Purchaser shall pay to Sellers the amounts incurred by them for their accountants’ fees in connection with determining Sellers excess tax liability arising from making the IRC Section 338(h)(10) election as specified in Section 2 above, preparing tax returns to account for their taxes due from the transactions contemplated by this Addendum, and assisting in the negotiation and completion of the transactions contemplated by this Addendum; provided, however, that Purchaser shall not be required to pay to Sellers the amount incurred by them to prepare their tax returns for 2006 without the IRC Section 338(h)(10) election as specified in Section 2 above, and further provided that the amount Purchaser shall be required to pay for all such accountants’ fees shall not exceed $11,000. In addition, Purchaser shall pay to Sellers the amounts incurred by them for their attorneys’ fees in connection with the negotiation and completion of the transactions contemplated by this Addendum; provided, however, that the amount Purchaser shall be required to pay for all such attorneys’ fees shall not exceed $5,500. The payments to be made by Purchaser under this Section 6 shall be paid by the Company and shall not be treated as expenses of the Company for the purposes of computing Actual EBITDA under the Agreement.

Section 7. Effect of this Addendum.

This Addendum is entered into to supplement, amend, and modify the Agreement. Except as supplemented, amended, and/or modified hereby, the Agreement remains in full force and effect and shall continue to be effective and enforceable in accordance with its terms.

Section 8. Miscellaneous.

8.01 Waiver. Any term or condition of this Addendum may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Addendum, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Addendum on any future occasion.

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8.02 Amendment. This Addendum may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

8.03 No Third Party Beneficiary. The terms and provisions of this Addendum are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

8.04 Assignment; Binding Effect. Subject always to the subsequent sentence, neither this Addendum nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. At any time after the execution of this Addendum, the Purchaser may assign any or all of its rights, interests and obligations hereunder to another affiliate of CDC Corporation provided that, each such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Addendum is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

8.05 Invalid Provisions. If any provision of this Addendum is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Addendum will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) the remaining provisions of this Addendum will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (c) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Addendum a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without giving effect to the conflicts of laws principles thereof.

8.07 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Addendum or the transactions contemplated hereby shall be brought against any of the parties in the courts of the State of Oregon and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein.

8.08 Counterparts. This Addendum may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.09 Confidentiality. Each party hereto will hold, and will use its reasonable endeavors to cause its Affiliates to hold, in strict confidence from any Person (other than any Affiliate, unless: (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Addendum and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law; or (ii) disclosed in any action, suit, proceeding, inquiry, investigation either before or brought by Governmental or Regulatory Authority or otherwise, brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder), all documents and information concerning any other party or any of its Affiliates furnished to it by any other party in connection with this Addendum or the transactions contemplated hereby, including, without limitation, the terms and conditions of this Addendum except to the extent that such documents or information can be shown to have been: (a) previously known by the party receiving such documents or information; (b) in the public domain

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(either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party; or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential.

8.10 Exercise of Rights. A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its exercise. The rights, powers and remedies provided in this Addendum are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this Addendum.

8.11 Further Assurances. Each party agrees on the request of any other party, to do everything reasonably necessary to give effect to this Addendum and the transactions contemplated by it (including, without limitation, the execution of documents) and to use all reasonable endeavours to cause relevant third parties to do likewise.

8.12 Rule of Construction. As each of the parties has reviewed this Addendum, has been represented by legal counsel and has had the opportunity to make revisions hereto. The parties agree that any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not apply in the interpretation of this Addendum.

8.13 Entire Agreement. This Addendum contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreements, representations, and warranties, written or oral, with respect to the same subject matter, but does not supersede the Agreement or the Transaction Documents except as expressly set forth herein.

8.14 Non-Receipt of Benefit. Notwithstanding anything contained herein to the contrary, in the event that the IRS fully and finally objects to, or rejects, the Form 8023, and such decision by the IRS becomes final, either because no Party appeals such decision within the time permitted for an appeal or because, upon the conclusion of all appeals of such decision timely pursued by any of the Parties, a final decision is rendered affirming the decision of the IRS such that making the IRC Section 338(h)(10) election with respect to the transactions contemplated by the Agreement is not effective and if, as a result thereof, Sellers either (i) are not required to pay to any taxing authority all or a portion of the 338 Payment and/or (ii) recover all or a portion of the 338 Payment from the taxing authorities to whom they have paid any portion of the 338 Payment, then (x) Purchaser may set-off and deduct such amounts from the Third Cash Installment or any other amounts otherwise payable to Sellers and (y) to the extent that Purchaser does not fully recover all such sums by deducting them from the Third Cash Installment when paid, Sellers shall thereafter within ten (10) days of their receipt of written notice from Purchaser, pay to the Purchaser the balance of any such amounts then in Sellers’ possession and thereafter, within ten (10) days after recovery of any additional portions of the 338 Payment from any taxing authority, pay the amount so recovered to Purchaser.

8.15 Joint and Several Liability. Where in this Agreement, any liability is undertaken by two or more persons, the liability of each of them shall be joint and several.

* * * * * * * *

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IN WITNESS WHEREOF, this Addendum has been duly executed and delivered by the duly authorized officer of each party hereto, and shall be effective as of the date first above written.

CDC BUSINESS SOLUTIONS CORPORATION

By:	/s/ Verome M. Johnston
Name:	Verome M. Johnston
Title:	VP/CFO

DB PROFESSIONALS, INC.

By:	/s/ Shankar Viswanathan
Name:	Shankar Viswanathan
Title:	CEO

SHANKAR VISWANATHAN

/s/ Shankar Viswanathan

PRABHA ANANTHANARAYANA

/s/ Prabha Ananthanarayana

[SIGNATURE PAGE TO ADDENDUM NO. 1]